UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2013 (February 4, 2013)

PDC ENERGY, INC.

(Exact name of registrant as specified in its charter)

NEVADA	0-7246	95-2636730
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1775 Sherman Street, Suite 3000

Denver, Colorado 80203

Registrant’s telephone number, including area code: (303) 860-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 4, 2013, PDC Energy, Inc. (the “Company”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with certain affiliates of Denver-based Caerus Oil and Gas LLC (“Caerus”), pursuant to which the Company has agreed to sell to Caerus its Piceance, NECO, and certain non-core Colorado oil and gas properties, leasehold mineral interests and related assets (the “Assets”) for aggregate cash consideration of approximately $200 million (the “Purchase Price”), subject to customary adjustments to the Purchase Price, including adjustments based on title and environmental diligence to be conducted by Caerus (the “Transaction”). The Assets are located in Bent, Garfield, Morgan, Weld and Yuma Counties, Colorado and Cheyenne County, Kansas, and do not include any of the Company’s core Wattenberg Field acreage.

The Purchase Agreement includes customary representations, warranties, covenants and indemnities by the Company and Caerus. Each party’s obligation to consummate the Transaction is conditioned upon, among other things, (i) the accuracy of the parties’ representations and warranties as of the closing, (ii) the parties’ performance, in all material respects, of all covenants, (iii) the absence of any legal order prohibiting the consummation of the Transaction, and (iv) the consent of certain third parties to transfer of certain of the Assets. The effective date of the closing will be January 1, 2013 and all proceeds and certain customary operational costs and expenses attributable to the Assets will be apportioned between the Company and Caerus according to such date.

The Purchase Agreement contains certain termination rights for both the Company and Caerus, including (i) if any of the conditions to closing are not satisfied or capable of being satisfied by the closing date through no fault of the terminating party, (ii) if closing does not occur by March 29, 2013 (except due to the failure to obtain certain specified third party consents) through no fault of the terminating party, (iii) if closing does not occur by May 31, 2013 due to the failure to obtain certain specified third party consents, or (iv) if adjustments to the Purchase Price resulting from title and environmental defects, casualty losses, the exercise of preferential rights or the failure of the Company to obtain certain material consents exceed 20% of the Purchase Price in the aggregate. In addition, if closing does not occur by August 1, 2013, the Purchase Agreement automatically terminates.

There can be no assurance that the conditions to closing the Transaction will be satisfied. If the Company terminates the Purchase Agreement because Caerus wrongfully fails to tender performance at closing or otherwise Caerus breaches the Purchase Agreement prior to closing and all of the conditions to the Company’s obligations to close have been satisfied or waived, the Company has the right to retain an amount equal to $15 million (the “Deposit”), such amount having been previously paid into escrow by Caerus upon the parties entering into the Purchase Agreement. If Caerus terminates the Purchase Agreement because the Company wilfully or intentionally breaches the Purchase Agreement prior to closing and all of the conditions to Caerus’ obligations to close have been satisfied or waived, then Caerus has the right to receive return of the Deposit and to seek remedies available to it at law. If the Purchase Agreement is terminated for any other reason, which would include a termination by either party if the 20% termination right is triggered, Caerus is entitled to receive return of the Deposit.

Item 2.02. Results of Operations and Financial Condition.

On February 5, 2013, the Company issued a press release announcing its estimated reserves as of December 31, 2012, its production from continuing operations for 2012 and related information. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 2.02, including exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01. Other Events.

The Company announced on February 5, 2013 that its estimated total proved reserves as of December 31, 2012 increased 14% to nearly 1.16 trillion cubic feet equivalent (“Tcfe”), from 1.02 Tcfe reported as of December 31, 2011. Proved developed (“PD”) reserves decreased to 42% of total reserves as of December 31, 2012 compared to 46% of total reserves as of December 31, 2011. Proved reserves at year-end 2012 were comprised of approximately 52% natural gas and 48% liquids compared to year-end 2011 proved reserves, which were comprised of 66% natural gas and 34% liquids. The foregoing estimates do not reflect the anticipated effect of the Transaction on the Company’s reserves. Total 2012 net production from continuing operations increased approximately 10% from 2011 to approximately 50.0 Bcfe.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release of PDC Energy, Inc., dated as of February 5, 2013, announcing December 31, 2012 reserve estimates and related information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2013

PDC ENERGY, INC.

By:	/s/ Daniel W. Amidon
Daniel W. Amidon
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of PDC Energy, Inc., dated February 5, 2013, announcing December 31, 2012 reserve estimates and related information.